UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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EDGEWATER TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST FUND LP AAMAF LP MERLIN PARTNERS LP ANCORA ADVISORS, LLC FREDERICK DISANTO MATTHEW CARPENTER JEFFREY L. RUTHERFORD KURTIS J. WOLF
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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Ancora Advisors, LLC, together with the other participants named herein (collectively, “Ancora”), has filed a definitive consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from stockholders of Edgewater Technology, Inc. (“Edgewater”), a Delaware corporation, for a number of proposals, the ultimate effect of which, if successful, would be to remove four current members of the Board of Directors of Edgewater, and replace them with Ancora’s four highly qualified director nominees.

On February 7, 2017, Ancora issued the following press release:

ISS CONCLUDES THAT ANCORA HAS MADE COMPELLING CASE FOR ADDITIONAL BOARD CHANGES AT EDGEWATER

Recommends Edgewater Stockholders Consent on Ancora’s WHITE Consent Card to Remove the Two Longest Tenured Independent Directors – Michael Loeb and Wayne Wilson -- and Replace Them With Frederick DiSanto and Matthew Carpenter

In Reaching Conclusion That Shareholders Would Benefit from Additional Representation, ISS Cites Need to Accelerate Edgewater’s Efforts in Reducing SG&A Expenses, Acquiring Talent and Addressing Long Tenure of Legacy Directors

ISS Highlights the Company’s Lack of Transparency Surrounding its Failed Strategic Review Process

Ancora Urges Stockholders to Sign and Date the WHITE Ancora Consent Card Today to Replace Four Stale, Long-Tenured Directors with Ancora's Highly Qualified Director Candidates - Matthew Carpenter, Frederick DiSanto, Jeffrey L. Rutherford and Kurtis J. Wolf

CLEVELAND, February 7, 2017 – Ancora Advisors, LLC (together with its affiliates, “Ancora”), a 9.2% stockholder of Edgewater Technology, Inc. (“Edgewater” or the “Company”) (EDGW), announced today that Institutional Shareholder Services (ISS), the leading independent proxy voting advisory and risk management consulting firm to the global financial community, has recommended that stockholders of Edgewater consent on Ancora’s WHITE card to remove two incumbent directors and elect Ancora’s nominees Frederick DiSanto and Matthew Carpenter to the Edgewater Board. Ancora urges Edgewater stockholders to provide their consent on the WHITE card TODAY to remove four incumbent directors and to elect all four of its nominees – Frederick DiSanto, Matthew Carpenter, Jeffrey L. Rutherford and Kurtis J. Wolf.

Ancora’s CEO and Chairman Frederick DiSanto stated, “ISS’ support provides validation to our belief that significant changes are needed at Edgewater, including to the composition of its Board.   The collective skill set of our slate of four highly qualified nominees is critical to Ancora’s plan to deliver such changes and maximize value for stockholders. If elected, our nominees will seek to promote a new CEO from within the Company, broaden equity ownership opportunities to reward key performers and align the interests of employees and stockholders, reduce corporate waste and ensure stability for consulting practice professionals. We greatly appreciate the strong support from stockholders who have already delivered their WHITE consent card to remove and replace four current Edgewater directors with our highly qualified nominees. We urge all of our fellow stockholders to submit their WHITE consent card today to reconstitute the Board with four new directors who are firmly committed to maximizing value at Edgewater.”

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions and concluded that:

“Given the apparent need to accelerate the company's efforts in reducing SG&A expenses, acquiring talent, and addressing the long tenure of the company's legacy directors, the dissident has made a compelling case that some degree of change at the board level is warranted.”

Excerpts from ISS’ Analysis & Recommendation:

ISS casted doubt on the superior operating performance touted by the Company:

“Upon comparison, as of the end of fiscal year 2015, SG&A as percentage of revenue was 29.6 percent for the company, whereas the median of the refined peer group was 23.5 percent. Management argues that SG&A as a percentage of revenue has decreased over the past five years, from 31.9 percent in 2010 to 29.6 percent in 2015 (based on management's figures). While this change represents a 230 bps improvement, it may be seen as limited given that the company's revenue increased 31.8 percent over the same period. Moreover, in 2015 the company's EBITDA margin declined to only 2.7 percent, which was 36 percent below its peer median of 4.2 percent.”

“It seems clear that the company's cloud strategy is not progressing quickly enough to satisfy shareholders, as evidenced by GAMCO's decision to support the dissident slate.”

ISS affirmed Ancora and other stockholder’s concerns with the Company’s stale incumbent board:

“Other than the two directors appointed by [Lone Star Value Investors, LP] in 2016 as a result of the activist campaign settlement, the average tenure of the rest of the board is 13 years. A lack of refreshment may have compromised independence from management and hindered new perspectives from being added to the board. Such concerns appear echoed in the fact that another large shareholder, GAMCO, has publicly voiced its support for the dissident's efforts.”

ISS questioned the Company’s conclusions reached after its failed strategic review process:

“Although the board claims that it identified a group of 15 strategic and 18 private equity suitors with potential interest in acquiring one or more of the company’s discrete lines of business, it does not appear to have disclosed the detailed rationale to support its conclusion that a sale of individual segments as discrete assets was highly unlikely to maximize shareholder value. Some shareholders would probably appreciate a more compelling clarification as to why this might not be a viable option.”

ISS recommended the addition of stockholder representatives to correct the Company’s lack of transparency:

“Lack of visibility or compelling disclosure regarding certain concerns, such as the board's decision to rule out a sale of specific business segments, suggests that the board would benefit from additional shareholder representation. This could allow for further vetting of the dissident's claim that the company's SG&A level is excessive, and that the company's efforts to attract and retain talent are not progressing rapidly enough.”

ISS praised the directly relevant experience of Ancora’s nominees stating:

“DiSanto's banking and investment experience should be beneficial to the company's future acquisition expansion and assessment of strategic alternatives.”

“Carpenter's IT industry experience would address an apparent area of need on the current board in light of the company's cloud-focused strategy.”

EDGEWATER STOCKHOLDERS, ISS HAS SPOKEN, THE TIME FOR ACTION IS NOW. PLEASE SIGN, DATE AND MAIL ANCORA’S WHITE CONSENT CARD TODAY

If you have any questions, or require assistance with your vote, please contact our solicitor InvestorCom toll-free at (877) 972-0090 (Stockholders).  Banks and Brokers may call collect at (203) 972-9300.

About Ancora:

Ancora Advisors, LLC (“Ancora”), is a registered investment adviser with the Securities and Exchange Commission of the United States.  Ancora offers comprehensive investment solutions for institutions and individuals in the areas of fixed income, equities, global asset allocation, alternative investments and retirement plans.  A more detailed description of the company, its management and practices are contained in its "Firm Brochure" (Form ADV, Part 2A). A copy of this form may be received by contacting the company at: 6060 Parkland Boulevard, Suite 200 Cleveland, Ohio 44124, Phone: 216-825-4000, or by visiting the website, www.ancora.net/adv.

SOURCE: Ancora Advisors, LLC

Investor Contact:

InvestorCom

John Glenn Grau, 203-972-9300 ext. 11